EXHIBIT 23

                     Independent Auditors' Consent



The Board of Directors
International Multifoods Corporation:


We consent to incorporation by reference in Registration Statement No. 333-34173 on Form S-8 of International Multifoods Corporation of our report dated May 3, 2000, relating to the statements of financial condition of the Stock Purchase Plan of Robin Hood Multifoods Inc. as of February 29, 2000 and February 28, 1999, and the related statements of income and changes in plan equity for each of the years in the three-year period ended February 29, 2000, which report appears in the February 29, 2000 Annual Report on Form 11-K of International Multifoods Corporation.





/s/ KPMG LLP
Minneapolis, Minnesota
May 26, 2000